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                                                                   EXHIBIT 10.4

                          Cooperative Computing, Inc.
                               6207 Bee Cave Road
                              Austin, Texas 78746


                                 June 14, 1999



Michael Aviles
6106 Northwood
Dallas, Texas 75225

Dear Mike:

         We are pleased to offer you employment as President and Chief Operating Officer of Cooperative Computing, Inc. on the terms described on the attached Term Sheet. If you desire to accept this offer, please sign and date this letter in the space provided below, execute a copy of the Noncompetition/Nonsolicitation Agreement included with this letter, and return both documents to Joe Colonnetta at 200 Crescent Court, Suite 1600, Dallas, Texas. This offer will expire and be of no force and effect if not accepted today.

         A form of option agreement evidencing the options to be granted to you will be forwarded to you for signature promptly.

                                            Very truly yours,

                                            COOPERATIVE COMPUTING, INC.


                                            By: /s/ J. D. FURST
                                                Jack D. Furst, Director


                                            By: /s/ JOE COLONNETTA
                                                Joe Colonnetta, Director

AGREED AND ACCEPTED:

/s/ MICHAEL A. AVILES
Michael Aviles

Date: June 14, 1999

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                              PROJECT BRIGHT STAR
                              TERMS OF EMPLOYMENT

         The following is a summary of the terms of employment between Cooperative Computing, Inc. (the "Company") and Michael Aviles (the "Executive").

         TITLES:                    President and Chief Operating Officer

         RESPONSIBILITIES:          Reporting directly to the Executive
                                    Committee of the Company (Tom Hicks, Jack
                                    Furst, Glenn Staats and Joe Colonnetta), with direct and primary responsibility over the Automotive and Hard Lines Divisions
                                    (which are the principal divisions of the Company, excluding Europe), including sales, marketing, manufacturing, logistics, implementation and customer service.



         TERM: From June 1999, through September 30, 2002 (the "Initial Term"), automatically renewed on a year to year basis unless either party elects not to renew at least 60 days prior to the end of the then applicable term. For the purposes of any renewal, unless otherwise agreed, Executive's annual base salary will equal that applicable at the end of the prior term. Executive's bonus, if any, will be as provided in any bonus plan then applicable to executive officers of the Company generally or as otherwise agreed.

         BASE COMPENSATION:         $350,000 annually, payable monthly in
                                    arrears

         QUARTERLY BONUS:           During the Initial Term, Executive will be
                                    eligible to receive bonuses of up to 50% of Executive's base salary in effect during such quarter, with the actual amount to be determined based upon the Company's achievement of quarterly financial and other objectives. Notwithstanding the foregoing, the Executive will be entitled to a bonus during the first four full quarters of the Initial Term $43,750 for each such quarter, to the extent Executive remains employed by the Company during the applicable quarter. The bonuses will be payable quarterly in arrears.

         SPECIAL  CASH INCENTIVE:   In addition to the base compensation and
                                    quarterly bonus described above, Executive will be entitled during the Initial Term to receive a special cash bonus of (a) $1.5 million upon the achievement of the First
                                    Hurdle (described below), (b) $2.0 million upon the achievement of the Second Hurdle
                                    (described below) and (c) $1.5 million upon achievement of the Third Hurdle (described below). The First Hurdle will be satisfied as of the end

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                                    of the first fiscal year in which the
                                    Company achieves a $5.0 million increase in Consolidated EBITDA (as defined in the Company's indenture governing its 9% senior subordinated notes due 2008, provided that such Consolidated EBITDA will not be impacted negatively or positively by SOP 97-2 or by write downs of accounts receivable within the first 18 months of employment) versus the Consolidated EBITDA for the fiscal year ended September 30, 1999 ("Base Cash Flow"); the Second Hurdle will be satisfied as of the end of the first fiscal year in which the Company achieves a $10.0 million increase in Consolidated EBITDA versus the Base Cash Flow; and the Third Hurdle will be satisfied as of the end of the first fiscal year in which the Company achieves a $15.0 million increase in Consolidated EBITDA versus the Base Cash Flow. These bonuses will be cumulative in the event the Company achieves more than one hurdle as of the end of any particular fiscal year (for example, if Consolidated EBITDA for the fiscal year ended September 30, 2000 is $10.0 million greater than the Base Cash Flow, Executive would be entitled to a $3.5 million bonus) and once a bonus is paid as to a particular hurdle, Executive will not be entitled to any further bonus in respect of that hurdle (for example, if the Company pays the $3.5 million bonus as provided in the prior example, and the Consolidated EBITDA for the next fiscal year is $15 million greater than the Base Cash Flow, Executive will be entitled to an additional one time bonus of $1.5 million in respect of the Third Hurdle, and no further special bonuses would be payable). Any bonus payable pursuant to this provision will be payable within 30 days after approval by the Audit Committee of the computation of Consolidated EBITDA for the applicable fiscal year (but in no event later than 120 after the end of such fiscal year). Executive will also be entitled to a one time cash bonus of $5.0 million (less any bonuses previously paid pursuant to the provisions of the first sentence above) upon the occurrence during the Initial Term of either of the events specified in paragraphs (a) or (c) of the definition of Change of Control set forth below under "Stock Options" (to the extent Executive is employed by the Company at the time of such event). In addition, in the event the Company has achieved the Second Hurdle or is reasonably likely to achieve the Second Hurdle, Executive is terminated during the Initial


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                                    Term without Cause (as defined) or
                                    Executive terminates his employment for
                                    Good Reason (as defined) while ongoing
                                    discussions are taking place between the Company and one or more other persons relating to a transaction (the "Pending Transaction") that will result in the occurrence of one of the events specified in clause (a) or (c) of the definition of Change of Control, and such Pending Transaction is consummated within 120 days after the date of Executive's termination, Executive shall be entitled to receive (in addition to any other amounts payable to Executive upon such termination) upon consummation of the Pending Transaction a one time cash bonus of $5.0 million (less any bonuses previously paid pursuant to the first sentence of this paragraph).


         TERMINATION:               If terminated for Cause, if the employee
                                    resigns voluntarily without Cause, or if Executive's employment terminates as a result of his death or disability, the employee is entitled to no further consideration after the date of such termination. If terminated by the Company without Cause, by the Executive for Good
                                    Reason, or if this Agreement is not renewed by the Company upon expiration of the Initial Term, Executive shall be entitled to severance in an amount equal to 18 months' base salary (based upon the base salary then in effect) payable monthly in arrears, plus the pro rated portion of any quarterly bonus that would be payable in respect of the quarter during which Executive is terminated, plus any Special
                                    Cash Bonuses earned, but not paid, in
                                    respect of any fiscal years ending prior to the termination of employment, in each case payable at the time such bonus otherwise would have been payable in accordance with past practice, plus accrued benefits (if any). "Cause" means (a) a conviction of a crime (other than minor traffic offenses and the like), (b) the Executive breaches any obligations under the non-competition/non-solicitation agreement entered into concurrently herewith (and fails to cure the breach within 30 days after notice), (c) the employee engages in dishonesty or fraud, (d) the employee is physically able to perform his duties and services but refuses to do so, or (e) the employee engages in gross negligence or willful misconduct injurious to the
                                    Company, Cooperative Computing Holding
                                    Company, Inc. ("Holdings") or their
                                    respective subsidiaries. "Good Reason"
                                    shall mean (a) any breach by the Company of its obligations hereunder, (b) any significant reduction, approved by the
                                    Board without Executive's written


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                                    consent, in the Executive's title, duties
                                    or responsibilities other than for Cause
                                    (unless in the case of either clause (a) or (b) the Executive has notified the Company within 30 days after the occurrence of such event and the Company has cured such event within 30 days after receipt of such notice) or (c) Executive is required to relocate without his consent to an area that is outside a 50 mile radius of Austin, Texas.

         RELOCATION:                Executive will permanently relocate to
                                    Austin, Texas prior to December 31, 1999
                                    (the "Relocation Date"). The Company will reimburse the Executive for normal and customary relocation expenses, including travel for housing searches, commuting to Austin, Texas prior to relocation through the earlier of his relocation or the Relocation Date, closing costs on the sale of Executive's existing residence, closing costs on the purchase of the Executive's residence in Austin, Texas, moving expenses, and temporary living expenses prior to closing on Executive's residence in Austin, Texas. All expenses reimbursed will be grossed up for United States federal income tax purposes.

         STOCK OPTIONS:             Executive will be granted, as of the
                                    effective time of Executive's employment with the Company, options (the "Options") to purchase an aggregate of 500,000 shares of Common Stock, par value $.000125 per share ("Common Stock"), of Holdings. The
                                    Options will be evidenced by a separate
                                    option agreement to be entered into and
                                    will be granted pursuant to, and subject to the terms of (except for those terms outlined below), Holdings' 1998 Stock
                                    Option Plan. The Options will be
                                    exercisable at $5.00 per share and will
                                    vest and become exercisable, except as
                                    provided below, in three equal annual
                                    installments commencing on the first
                                    anniversary of the effective time of
                                    Executive's employment. Notwithstanding the foregoing, the Options will fully vest and become exercisable upon the occurrence of a Change of Control (as defined). "Change of
                                    Control" shall have the meaning given that term in the 1998 Stock Option Plan, which as so defined generally means the first to occur of the following events: (a) any sale, lease, exchange, or other transfer
                                    (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings to any Person or group of related Persons for purposes of
                                    Section 13(d) of the Securities Exchange
                                    Act of 1934, other than to one or more


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                                    members of the Shareholder Group (as
                                    defined in the 1998 Stock Option Plan), (b) a majority of the Board of Directors of Holdings shall consist of Persons who are not Continuing Directors (as defined in the 1998 Stock Option Plan), or (c) the acquisition by any Person or group of Persons (other than one or more members of the Shareholder Group) of the power, directly or indirectly, to vote securities having more than 50% of the ordinary voting power for the election of directors of Holdings.

         NO MITIGATION:             Executive's severance payments will not be
                                    subject to mitigation as a result of any employment or other compensation received by Executive after termination of his employment.

         GOVERNING LAW:             Governed by Texas law, without regard to
                                    principles of conflicts of laws.


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